EXHIBIT 10.14

RESIGNATION FROM

THE BOARD OF DIRECTORS

AND ALL OFFICER POSITIONS

OF

MEGA BRIDGE INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of the Corporation at a special meeting, notice to this meeting having been waived, held on the 28th day of June, 2017.

WHEREAS the undersigned was appointed as Director of the Corporation and has served in said capacity to date, and pursuant to the successful Asset Assignment Agreement with Richard L. Chang Holding’s LLC; has determined at this time to formally RESIGN and renounce all corporate positions with MEGA BRIDGE INC. and hereby formally RESIGNS, and does hereby, by affixing, his signature hereto, officially as his last corporate act, DOES HEREBY RESIGN. This Resignation is not the result of any dispute with management.

The Board shall choose a new Director at a time and place of its choosing.

DATED: 28th June, 2017

Antonio Treminio